FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-217924

PHILLIPS EDISON GROCERY CENTER REIT III, INC.
SUPPLEMENT NO. 3 DATED JUNE 14, 2019
TO THE PROSPECTUS DATED MAY 1, 2019

This prospectus supplement, or this Supplement No. 3, is part of the prospectus of Phillips Edison Grocery Center REIT III, Inc., or the Company, dated May 1, 2019, or the Prospectus, as supplemented by Supplement No. 1 to the Prospectus dated May 1, 2019 and Supplement No. 2 to the Prospectus dated May 9, 2019. Unless the context suggests otherwise, the terms “we,” “us,” and “our” used herein refer to the Company, together with its consolidated subsidiaries. The purpose of this Supplement No. 3 is to provide notice of the suspension of our primary offering and the offering pursuant to our distribution reinvestment plan (together, the “Public Offering”) and the suspension of our share repurchase program.

Suspension of Public Offering
In connection with conducting a strategic alternatives review process, on June 12, 2019, our board of directors approved the suspension of the Public Offering, effective June 14, 2019. Our board of directors believes that it would be in the best interests of us and our stockholders to suspend the Public Offering to allow the board to evaluate potential strategic alternatives and, if appropriate and at the appropriate time, recommence the Public Offering. Our policy will be to accept new subscription agreements only if they are signed and dated, fully funded, and in good order no later than the close of business on June 14, 2019. If our board of directors determines to resume the Public Offering, we will provide that information in a prospectus supplement. As a result of the suspension of the distribution reinvestment plan, all future distributions will be paid to stockholders in cash via checks mailed to the address of record listed on the account unless otherwise indicated.

Suspension of Share Repurchase Program
In connection with conducting a strategic alternatives review process and the suspension of the Public Offering, on June 12, 2019, our board of directors approved the suspension of our share repurchase program, effective June 14, 2019. If our board of directors determines to resume the share repurchase program, we will provide that information in a prospectus supplement.